CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-40282 on Form S-8 dated May 2, 1991, as amended by post-effective amendment No. 2 dated May 22, 2012, of our report dated June 27, 2014, with respect to the statements of net assets available for benefits of the Ensco Savings Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the Ensco Savings Plan.

/s/ Whitley Penn LLP

Houston, Texas
June 27, 2014